Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-144135) of L-3 Communications Holdings, Inc. of our report dated June 22, 2010 relating to the financial statements of the Aviation Communications & Surveillance Systems 401(k) Plan which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 22, 2010